Rackspace Ends Formal Evaluation of M&A Transactions;
Focus Remains on Managed Cloud Market Leadership

Names Taylor Rhodes CEO and Member of the Board

SAN ANTONIO - Sept. 16, 2014 - Rackspace® (NYSE:RAX), the #1 managed cloud company, today announced it has ended its evaluation of alternatives that would result in Rackspace being acquired. The company declared its commitment to remain independent and announced Taylor Rhodes as CEO to lead and drive its managed cloud strategy.

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on May 15, Rackspace had been approached by multiple parties who expressed interest in exploring a strategic relationship, ranging from partnership to acquisition. The board retained Morgan Stanley and Wilson Sonsini Goodrich & Rosati to facilitate a comprehensive review to maximize value for shareholders, customers, and employees. After a comprehensive review, the board decided to terminate M&A discussions. Based on Rackspace’s reaccelerated revenue growth and its potential trajectory for the coming year, the board concluded the company is best positioned to maximize shareholder value by executing its strategy as the #1 managed cloud company.

"We ran a thorough process under the direction of our board of directors, independent advisors, and a Strategic Transaction Committee of the Board," said Graham Weston, Rackspace co-founder and chairman. “In this process we talked to a diverse group of interested parties and entertained different proposals. None of these proposals were deemed to have as much value as the expected value of our standalone plan. We concluded that the company is best positioned to drive value for shareholders, customers and Rackers through the continued execution of its strategic plan to capitalize on the growing market opportunity for managed cloud services.”

“The board also considered a share repurchase program and determined that, based on the company’s significant opportunities, it is prudent to maintain flexibility at this time to ensure that the appropriate investments can be made to drive our strategy forward. We will continue to evaluate the benefits of implementing a buyback program in the future,” continued Weston.

As detailed in a separate press release issued today, the Rackspace board also named company president Taylor Rhodes to chief executive officer and member of the board, effective immediately. Graham Weston, co-founder, and chairman of the board, who has been serving as CEO of Rackspace since February, will continue to serve as non-executive chairman of the board.

“As a seven year leader of Rackspace, Taylor brings significant experience, dedication and passion to the role of CEO. He was instrumental in the development and execution of Rackspace’s managed cloud strategy that is now delivering strong results,” said Weston. “We are confident that under his leadership, and through the execution of our strategy, Rackspace is well positioned to lead in the large and growing managed cloud category.”

Strategic Plan to Drive Enhanced Value

Earlier this year, Rackspace announced a renewed focus on increasing share in the managed cloud market. Rackspace is targeting businesses and developers that trust it to manage not only their cloud infrastructure but also the many complex tools and applications that run on top of that infrastructure, including the latest databases and ecommerce platforms. By delivering expertise in these highly specialized areas, Rackspace enables customers to stay fast and lean and to focus on their core business.

This strategy has gained traction with customers and industry experts. Recent accomplishments include:

•	For the first time in Rackspace history, the company added more than $20 million of new revenue in a single quarter during the second quarter of 2014.

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Sequential revenue growth of 4.3 percent, on a constant currency basis, in the second quarter was the highest rate of growth generated since the fourth quarter of 2012. Revenue growth in the multi-tenant public cloud segment accelerated to 7.5 percent sequentially.

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Rackspace’s leadership in the managed cloud market category was affirmed by Gartner Inc., a leading independent analyst for the IT industry, in its recent Magic Quadrant for Cloud Enabled Managed Hosting.

“Throughout our history, Rackspace has set the standard for managed services in our industry. We are famous for delivering Fanatical Support to over 200,000 customers globally,” said Rackspace CEO and President Taylor Rhodes. “Our underlying strength, as evidenced by our strong second quarter results and the recent traction with customers and industry experts, gives us great confidence in the future. In fact, we remain on track to have a strong third quarter and second half of the year and are comfortable with the guidance ranges we have provided. We are more focused than ever on expanding our leadership of the managed cloud market, and we think the best way to do that is by remaining an independent company.”

Conference Call and Webcast

Rackspace's executive management will host a conference call to discuss today’s announcements starting today at 4:30 p.m. ET. To access the conference call from the United States and Canada, please dial 800-750-5849, from the United Kingdom, please dial 0800-496-0830, and from Hong Kong, please dial 800-900-872. A live webcast and a replay of the conference call will be available on Rackspace's website, located at ir.rackspace.com.

About Rackspace

Rackspace (NYSE: RAX) is the #1 managed cloud company. Its technical expertise and Fanatical Support® allow companies to tap the power of the cloud without the pain of hiring experts in dozens of complex technologies. Rackspace is also the leader in hybrid cloud, giving each customer the best fit for its unique needs -- whether on single- or multi-tenant servers, or a combination of those platforms. Rackspace is the founder of OpenStack®, the open-source operating system for the cloud. Headquartered in San Antonio, Rackspace serves more than 200,000 business customers from data centers on four continents. It ranks 29th on Fortune's list of 100 Best Companies to Work For. For more information, visit www.rackspace.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results, long-term investment strategies, growth plans, expected results from the integration of technologies and acquired businesses, or the performance or market share relating to products and services; any statements of expectation or belief; and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include infrastructure failures; the deterioration of economic conditions or fluctuations, disruptions, instability or downturns in the economy; the effectiveness of managing company growth; technological and competitive factors; regulatory factors; and other risks that are described in Rackspace Hosting's Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014, and in Rackspace Hosting’s Form 10-Q for the quarter ended June 30, 2014. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Media Contact:
Brandon Brunson
210-312-1357
brandon.brunson@rackspace.com